UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): 26 May 2010

Ensco plc

(Exact name of registrant as specified in its charter)

England and Wales	1-8097	98-0635229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Chesterfield Gardens

London, England W1J 5BQ

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement.

Ensco plc (“Ensco”) today announced that it has agreed to make a partial tender offer through its subsidiary, Ensco (Bermuda) Limited, to the shareholders of Scorpion Offshore Ltd. (“Scorpion Offshore”) to purchase in the market 19% of its outstanding shares for a purchase price of NOK39.50 per share in cash.

Following the successful closing of the partial tender offer, under the terms of the proposal accepted by Scorpion Offshore, Ensco or one of its subsidiaries will take further steps permitted or required by law to acquire the remaining outstanding shares of Scorpion Offshore at the same cash price, subject to customary conditions. If the partial tender offer is not successful, Ensco does not intend to take further steps to acquire Scorpion Offshore. Ensco (Bermuda) Limited is not obligated to purchase in the partial tender offer less than the number of shares that, when aggregated with shares subject to certain irrevocable preacceptances and conditional sales agreements, would equal more than 50% of the outstanding shares.

The Board of Directors of Scorpion Offshore has accepted Ensco’s proposal and recommended to its shareholders that they tender their shares into the partial tender offer. Certain shareholders of Scorpion Offshore, including members of senior management and the Board of Directors and their affiliates, representing in the aggregate 31.2% of the outstanding shares of Scorpion Offshore have undertaken, subject to successful completion of the partial tender offer, to accept any subsequent voluntary or mandatory offer, if made, and have granted Ensco an option to purchase their shares at the same cash price of NOK39.50 per share.

The partial tender offer commenced on 27 May 2010 at 7:30 a.m. Oslo time and will expire on 28 May 2010 at 6:30 p.m. Oslo time. Ensco reserves the right, at its sole discretion, to withdraw the partial tender offer at any time and to extend the offer period. Any such withdrawal or extension of the partial tender offer will be publicly announced no later than 28 May 2010 at 6:30 p.m. Oslo time.

Under the terms of the accepted proposal, Scorpion Offshore agreed to make a payment to Ensco in respect of expenses and other matters and to pay to Ensco a break-up fee of up to US $13.5 million under certain circumstances. Further, Scorpion Offshore has agreed not to solicit any competing offers. Prior to successful conclusion of the partial tender offer, the Board of Directors of Scorpion Offshore may only terminate the accepted proposal to accept or pursue a superior proposal that Ensco declines to match or exceed, whereupon a break-up fee of US $13.5 million will be payable to Ensco.

A copy of the press release issued by Ensco, announcing the partial tender offer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Notice

The partial tender offer is not being made and will not be made, directly or indirectly, in or into the United States, Canada, Australia or Japan or in any other jurisdiction in which the making of the partial tender offer would not be in compliance with the laws of such jurisdiction. Any and all materials related to the partial tender offer should not be sent or otherwise distributed in or into the United States, Canada, Australia or Japan, whether by use of the United States mail or by any means or instrumentality of United States, Canadian, Australian or Japanese commerce (including, but without limitation, the mail, facsimile transmission, telex, telephone and the Internet) or any facility of a United States, Canadian, Australian or Japanese national securities exchange, and the partial tender offer cannot be accepted by any such use, means or instrumentality, in or from within the United States, Canada, Australia or Japan. Accordingly, no materials related to the partial tender offer will be, and must not be, sent or otherwise distributed in or into or from the United States, Canada, Australia or Japan or, in their capacities as such, to custodians, trustees or nominees holding shares of Scorpion Offshore for United States, Canadian, Australian or Japanese persons, and persons receiving any such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from the United States, Canada, Australia or Japan. Any purported acceptance of the partial tender offer resulting directly or indirectly from a violation of these restrictions will be invalid. No shares of Scorpion Offshore are being solicited from a resident of the United States, Canada, Australia or Japan and, if sent in response by a resident of the United States, Canada, Australia or Japan, will not be accepted.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Ensco plc dated 27 May 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ensco plc

Date: 27 May 2010	/S/ DOUGLAS J. MANKO
Douglas J. Manko
Controller and Assistant Secretary